Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of November 21, 2014 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”), and MILLENNIAL MEDIA, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  This Agreement amends and restates the existing loan arrangement Borrower has with Bank, as evidenced by that certain Loan and Security Agreement, dated as of August 11, 2011, as amended by that certain Default Waiver and First Amendment to Loan and Security Agreement, dated as of March 14, 2013, as further amended by that certain Second Amendment to Loan and Security Agreement, dated as of July 29, 2013, as further amended by that certain Third Amendment to Loan and Security Agreement, dated as of October 30, 2013, and as further amended by that certain Fourth Amendment to Loan and Security Agreement, dated as of April 30, 2014 (the “Existing Loan Agreement”) (it being agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under, and as defined in, the Existing Loan Agreement).  The parties agree as follows:

1.                                      ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.                                      LOAN AND TERMS OF PAYMENT

2.1                               Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1                     Revolving Advances.

(a)                                 Availability.  Subject to the terms and conditions of this Agreement, Bank shall make Advances to Borrower not exceeding the Availability Amount.  Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)                                 Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the accrued and unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable. Notwithstanding the foregoing, Borrower shall have the right to terminate the Revolving Line upon three (3) Business Days’ written notice to Bank so long as all Obligations have been paid in full (and Borrower has complied with Section 4.1with regard to Obligations in respect of Bank Services).

(c)                                  Voluntary Prepayment.  The Borrower shall have the right at any time and from time to time to prepay any Advance in whole or in part, provided that Borrower shall notify the Bank by telephone (confirmed by electronic mail or facsimile) of any optional prepayment and (i) in the case of prepayment of a LIBOR Advance, not later than 11:00 a.m., San Francisco time, three Business Days before the date of prepayment and (ii) in the case of prepayment of a Prime Rate Advance, not later than 3:00 p.m., San Francisco time, on the date of prepayment.  Prepayments shall be accompanied by accrued interest, together with any additional amounts required pursuant to Section 3.6(c).

2.2                               Overadvances.  If, at any time, the outstanding principal amount of any Advances exceeds (i) during any Borrowing Base Period, the lesser of either the Revolving Line or the Borrowing Base or (ii) if a Borrowing Base Period is not in effect, the Revolving Line, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3                               Payment of Interest on the Credit Extensions.

(a)                                 Interest; Payment.  Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Prime Rate Advances, the Prime Rate plus the applicable Prime Rate Margin, and (ii) for LIBOR Advances, the LIBOR Rate plus the applicable LIBOR Rate Margin.  On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus two percent (2.00%).  Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof.  All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.

(b)                                 Prime Rate Advances.  Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.

(c)                                  LIBOR Advances.  The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.5(a) hereunder.  Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

(d)                                 Computation of Interest.  Any interest hereunder will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.  In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.  When a payment is due on a day that is not a Business Day, the payment shall by due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(e)                                  Default Rate.  Except as otherwise provided in Section 2.3(b), upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is two percentage points (2.0%) above the rate that would otherwise be applicable thereto (the “Default Rate”).  Payment or acceptance of the increased interest provided in this Section 2.3(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(f)                                   Interest Payment Date.  Unless otherwise provided, interest is payable on each Interest Payment Date.

2.4                               Fees.  Borrower shall pay to Bank:

(a)                                 Commitment Fee.  A fully earned, non-refundable commitment fee equal to one-half of one percent (0.50%) of the Revolving Line, on the Effective Date;

(b)                                 Unused Revolving Line Facility Fee.  Payable quarterly in arrears on January 1, 2015, on the first day of each calendar quarter occurring thereafter prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to one-fifth of one percent (0.20%) per annum of the average unused portion of the Revolving Line, as determined by Bank.  The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line (as it may be reduced from time to time), and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding;

(c)                                  Bank Expenses.  All Bank Expenses (including reasonable and documented attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, promptly upon demand by Bank); and

(d)                                 Fees Fully Earned.  Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.  Bank may deduct amounts owing by Borrower under the clauses (a) and (b) of this Section 2.4 pursuant to the terms of Section 2.5(c).  Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5                               Payments; Application of Payments; Debit of Accounts.

(a)                                 All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due.  Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)                                 Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied; provided that, so long as no Event of Default is in existence, Bank shall not apply any voluntary prepayment made by Borrower to any LIBOR Advances prior to the end of the Interest Period relating thereto without the consent or direction of Borrower.  Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)                                  Bank may debit Borrower’s Designated Deposit Account for principal and interest payments or any other amounts Borrower owes Bank when due.  Bank shall endeavor to provide notice to Borrower prior to making any such debit, provided that failure to provide such notice shall not result in any liability to Bank or diminish Bank’s rights under this Section 2.5(c).  These debits shall not constitute a set-off.

2.6                               Withholding.  Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto).  Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority; provided that Borrower shall not be required to make any payment to Bank (which term for purpose of this Section 2.6 shall include any assignee of Bank’s rights under Section 12.1 of this Agreement) pursuant to this sentence with respect to any withholding or deduction made for (i) a tax imposed on or measured by net income (however denominated), franchise taxes, or branch profits taxes, in each case imposed by the jurisdiction in which Bank is organized or where it has its principal office, or (ii) any U.S federal withholding taxes imposed under FATCA.  Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.  The agreements and obligations of Borrower contained in this Section 2.7 shall survive the termination of this Agreement.  If any assignee of Bank’s rights under Section 12.1 of this Agreement is not a “United States Person” as defined in Section 7701(a)(30) of the Code (“Non-U.S. Lender”), such Non-U.S. Lender shall, upon becoming party to this Agreement, to the extent it is legally entitled to do so, deliver to Borrower a complete and properly executed IRS Form W-8BEN, W-8ECI or W-8IMY, as appropriate, or any successor form prescribed by the IRS, certifying that such Non-U.S. Lender is entitled to an exemption from U.S. withholding tax on interest.  Notwithstanding the foregoing, Borrower shall not be required to pay any additional amount to any Non-U.S. Lender hereunder if such Non-U.S. Lender fails or is unable to deliver the forms, certificates or other evidence described in the preceding sentence, unless such non-U.S. Lender’s failure or inability to deliver such forms is the result of any change in any applicable law, treaty or governmental rule, or any change in the interpretation thereof after such Non-U.S. Lender became a party to this Agreement.  In addition, if a payment made to Bank under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Bank shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

If Bank is able to apply for any refund in any taxes indemnified by Borrower in an amount which the Bank determines in its sole discretion to be material, which arises by reason of any payment made by Borrower pursuant to this Section 2.6, then Bank will use reasonable efforts to obtain such refund and, upon receipt thereof, will pay to Borrower an amount, not exceeding the amount of such payment by Borrower, equal to the net after tax value to Bank (but only to the extent of payments made under this Section with respect to the taxes giving rise to such refund and net of all out-of-pocket expenses), of such part of such refund as it determines to be allocable to such payment by Borrower, having regard to all of its dealings giving rise to similar refunds during the same tax period and to the cost of obtaining the same; provided, however, that (a) Bank shall not be obligated to disclose to Borrower any information regarding its tax affairs or computations, (b) nothing contained in this Section 2.6 shall be construed so as to interfere with the right of Bank to arrange its tax affairs as it deems appropriate, and (c) in no event will the Bank be required to pay any amount hereunder, the payment of which would place the Bank in a less favorable after-tax position than the Bank would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed, and the indemnification payments or additional amounts with respect to such tax had never been paid.

3.                                      CONDITIONS OF LOANS

3.1                               Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation (it being understood that where signatures are required to be provided, such signatures may be in pdf form provided that original signature pages are delivered to Bank within two (2) Business Days of the Effective Date):

(a)                                 duly executed signatures to the Loan Documents;

(b)                                 duly executed signatures to the Control Agreements if any;

(c)                                  the Operating Documents and long-form good standing certificates of Borrower and Guarantors certified by the Secretary of State (or equivalent agency) of Borrower’s or such Guarantor’s jurisdiction of organization or formation and each jurisdiction in which Borrower and each Guarantor is qualified to conduct business where the failure to be qualified could reasonably be expected to have a material adverse effect on the

Credit Parties’ business, taken as a whole, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)                                 a Secretary’s Certificate for each Credit Party (including an incumbency certificate), together with a copy of duly executed authorizing resolutions for each Credit Party;

(e)                                  certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f)                                   the Perfection Certificate of Borrower and Guarantors, together with the duly executed signatures thereto;

(g)                                  a landlord’s consent in favor of Bank for Borrower’s locations in Maryland by the respective landlord thereof, together with the duly executed signatures thereto;

(h)                                 a bailee’s waiver in favor of Bank for each location where Borrower maintains property with a third party, by each such third party, together with the duly executed signatures thereto, to the extent required under Section 7.2;

(i)                                     a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed signature thereto;

(j)                                    the duly executed signatures to the Guaranty and the Security Agreement;

(k)                                 evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses and cancellation notice to Bank and endorsements reflecting the same in favor of Bank; and

(l)                                     payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2                               Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)                                 except as otherwise provided in Section 3.4(a), timely receipt of an executed Notice of Borrowing;

(b)                                 the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)                                  there has not been a Material Adverse Change.

3.3                               Covenant to Deliver.  Borrower agrees to deliver to Bank each item required at the time of any Credit Extension to be delivered to Bank under this Agreement as a condition precedent to such Credit Extension.

Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4                               Procedures for Borrowing.

(a)                                 Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, an Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank by electronic mail in the form of a Notice of Borrowing executed by an Authorized Signer or without instructions if any Advances is necessary to meet Obligations which have become due.  Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of any LIBOR Advance, and (ii) on the requested Funding Date, in the case of a Prime Rate Advance, specifying:  (1) the amount of the Advance; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month.  In addition to such Notice of Borrowing, during any Borrowing Base Period in connection with such request for an Advance, Borrower must promptly deliver to Bank by electronic mail a completed Borrowing Base Certificate (it being understood that the calculation of the Borrowing Base shall be as of the month then most recently ended for which reports and information necessary to determine the Borrowing Base for such month are available at the time such Notice of Borrowing is delivered) executed by an Authorized Signer together with accounts receivable aging reports and such other reports and information as Bank may reasonably request from time to time (such requests for other reports and information to be provided within two (2) Business Days of the delivery of the applicable Notice of Borrowing).

(b)                                 On the Funding Date, Bank shall credit proceeds of an Advance to the Designated Deposit Account and, subsequently, shall transfer such proceeds by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing.  No Advances shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the applicable Designated Deposit Account.

3.5                               Conversion and Continuation Elections.

(a)                                 So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:

(1)                                 elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances;

(2)                                 elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date; or

(3)                                 elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances.

(b)                                 Borrower shall deliver a Notice of Conversion/Continuation by electronic mail to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:

(1)                                 proposed Conversion Date or Continuation Date;

(2)                                 aggregate amount of the Advances to be converted or continued;

(3)                                 nature of the proposed conversion or continuation; and

(4)                                 if the resulting Advance is to be a LIBOR Advance, the duration of the requested Interest Period.

(c)                                  If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances or request to convert a LIBOR Advance into a Prime Rate Advance, Borrower shall be deemed to have elected for any such Dollar Advances, to convert such LIBOR Advances into Prime Rate Advances.

3.6                               Special Provisions Governing LIBOR Advances.  Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a)                                 Determination of Applicable Interest Rate.  As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b)                                 Inability to Determine Applicable Interest Rate.  In the event that Bank shall have determined (which determination shall be final and conclusive, absent manifest error, and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c)                                  Compensation for Breakage or Non-Commencement of Interest Periods.  If (i) for any reason, other than a default by Bank or any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.7(c) and 3.7(d) of this Agreement, a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) any complete or partial principal payment or reduction of a LIBOR Advance, or any conversion of any LIBOR Advance, occurs on a date prior to the last day of an Interest Period applicable to that LIBOR Advance, including due to voluntary or mandatory prepayment or acceleration, then, in each case, Borrower shall compensate Bank, upon written request by Bank, for all losses and expenses incurred by Bank in an amount equal to the excess, if any, of:

(1)                                 (A)                               the amount of interest that would have accrued on the amount (1) not borrowed, converted or continued as provided in clause (i) above, or (2) paid, reduced or converted as provided in clause (ii) above, for the period from (y) the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, to (z) in the case of a failure to borrow, convert or continue as provided in clause (i) above, the last day of the Interest Period that would have commenced on the date of such borrowing, conversion or continuing but for such failure, and in the case of a payment, reduction or conversion prior to the last day of an Interest Period applicable to a LIBOR Advance as provided in clause (ii) above, the last day of such Interest Period, in each case at the applicable rate of interest or other return for such LIBOR Advance(s) provided for herein (excluding, however, the LIBOR Rate Margin included therein, if any), over

(2)                                 (B)                               the interest which would have accrued to Bank on the applicable amount provided in clause (A) above through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate on the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, for a period equal to the remaining period of such applicable Interest Period provided in clause (A) above.

Bank’s request shall set forth the manner and method of computing such compensation and such determination as to such compensation shall be conclusive absent manifest error.

(d)                                 Assumptions Concerning Funding of LIBOR Advances.  Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.7 shall be made as though Bank had actually funded each relevant LIBOR Advance through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit (and notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances) and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.7.

(e)                                  LIBOR Advances After Default.  After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.5(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

3.7                               Additional Requirements/Provisions Regarding LIBOR Advances.

(a)                                 Borrower shall pay Bank, within fifteen (15) days of written demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)                                     excluding taxes subject to Section 2.6,  changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances (other than changes which affect taxes imposed by the jurisdiction in which Bank is organized or in which Bank is deemed to be doing business on (or measured by) all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of Bank);

(ii)                                  imposes or modifies any reserve, special deposit or similar requirements (except any Reserve Requirement to the extent reflected in the LIBOR Rate) relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or

(iii)                               imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7(a).  Determinations and allocations by Bank for purposes of this Section 3.7(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(b)                                 If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could reasonably be expected to have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.  A statement of Bank claiming compensation under this Section 3.7(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

Notwithstanding anything to the contrary in this Section 3.7, Borrower shall not be required to compensate Bank pursuant to this Section 3.7(b) for any amounts incurred more than nine (9) months prior to the date that Bank notifies Borrower of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower arising pursuant to this Section 3.7(b) shall survive the Revolving Line Maturity Date, the termination of this Agreement and the repayment of all Obligations.

(c)                                  If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower.  Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, LIBOR Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.

(d)                                 If it shall become unlawful for Bank (x) to continue to fund or maintain any LIBOR Advances, or (y) to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay any LIBOR Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.6(c)), or at the option of Bank, convert all LIBOR Advances to Prime Rate Advances.  Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

3.8                               Post-Closing Conditions.

(a)                                 Within 30 days from the Effective Date, delivery to Bank of bailee waivers in favor of Bank in respect of the following locations, together with the duly executed signatures thereto:  Digital Cabot, LLC: (i) 128 First Avenue, Needham, MA 02494; and (ii) 105 Cabot Street, Neeham, MA 02494; Equinix Operating Co., Inc. (1350 Duane Ave., Santa Clara, CA 95054); and 2300 NW 89th Place, Miami, FL 33172-2431

(b)                                 Within 30 days from the Effective Date, delivery to Bank of a landlord’s consent in favor of Bank by the landlord of the following location, together with the duly executed signatures thereto:  2400 Boston Street, Suite 300, Baltimore, Maryland 21224;

(c)                                  No later than the date occurring two (2) Business Days after the Effective Date, delivery to Bank of the originally executed signature pages of the parties to any of the agreements, opinions and other documents referenced in Section 3.1 (including any such signature pages to this Agreement and each of the other Loan Documents) in respect of which Bank, as an accommodation to the Loan Parties, has agreed to accept copies of such signature pages for purposes of the closing of this Agreement and the other Loan Documents;

(d)                                 No later than the date occurring thirty (30) days after the Effective Date, delivery to Bank of a Control Agreement with Comerica Bank;

(e)                                  No later than the date occurring thirty (30) days after the Effective Date, delivery to Bank of the original stock certificates and related stock powers for JumpTap and Millennial Media Holdings Ltd (UK);

(f)                                   No later than the date occurring thirty (30) days after the Effective Date, delivery to Bank of a Securities Account Control Agreement with the Bank.

To the extent any representation and warranty would not be true or any provision of any covenant breach solely because of the foregoing actions required by this Section 3.8 were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects and the respective covenant complied with at the time the respective action is taken (or was required to be taken) in accordance with this Section 3.8.

4.                                      CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Notwithstanding the foregoing, at all times the Collateral shall include all proceeds of all Intellectual Property (whether acquired upon the sale, lease, license, exchange or other disposition of such Intellectual Property) and all other rights arising out of Intellectual Property.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens and Collateral not required to be perfected by the terms of the Loan Documents).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations, cash collateralized obligations extending beyond the Revolving Line Maturity Date, and any other obligations which, by their terms, are to survive the termination of this Agreement) are repaid in full in cash, and Bank’s obligation to make Credit Extensions has terminated, and at such time, Bank shall concurrently therewith, at the sole cost and expense of Borrower, terminate the security interest in the Collateral and Bank shall (i) execute and deliver to Borrower all documents that the Borrower reasonably requests to evidence the release of the security interest in the Collateral and (ii) deliver to Borrower any stock certificates and other Collateral in Bank’s possession.  In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment consistent with Bank’s then current practice for Bank Services, if any, and Bank shall (i) execute and deliver to Borrower all documents that the Borrower reasonably requests to evidence the release of the security interest in the Collateral and (ii) deliver to Borrower any stock certificates and other Collateral in Bank’s possession.

In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2                               Priority of Security Interest.  Borrower represents, warrants, and covenants that (i) upon the execution and delivery of this Agreement by the parties hereto, (ii) when the Collateral constituting certificated securities are delivered to the Bank, together with instruments of transfer duly endorsed in blank, (iii) upon the execution and delivery of each of the Control Agreements required under Section 6.6 to be delivered, and (iv) when financing statements in appropriate form are filed in the applicable filing offices, the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens under this Agreement and Collateral not required to be perfected by the terms of the Loan Documents).  If Borrower shall acquire a commercial tort claim, (where the value of the claim is in excess of $250,000), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3                               Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, not permitted hereby, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5.                                      REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1                               Due Organization, Authorization; Power and Authority.  Each Credit Party is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any other jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on the Credit Parties’ business, taken as a whole.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower and Guarantor, entitled “Perfection Certificate”.  Borrower represents and warrants to Bank that (a) each Credit Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) each Credit Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth each Credit Party’s organizational identification number or accurately states that such Credit Party has none; (d) the Perfection Certificate accurately sets forth each Credit Party’s place of business, or, if more than one, its chief executive office as well as such Credit Party’s mailing address (if different than its chief executive office); (e) each Credit Party (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with such Credit Party’s organizational identification number, Bank hereby agrees that the Perfection Certificate shall be deemed to be updated to reflect information provided in any notice delivered by Borrower to Bank pursuant to the last full paragraph of Section 7.2 below.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (x) such Governmental Approvals which have been or substantially contemporaneously will be obtained or made and are (or will so be) in full force and effect, (y) filings necessary to perfect the Bank’s security interest in the Collateral, and (z) filings with the SEC), or (v) conflict with, contravene, constitute an event of default under or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to result in a Material Adverse Change.

5.2                               Collateral.  Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and, other than with respect to any Excluded Account, taken such actions as are required pursuant to the terms of Section 6.6(b) to give Bank a perfected security interest therein (and upon delivery of such notice and taking such action, the Perfection Certificate will be deemed to be updated with the information contained in such notice.  The Eligible Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

Borrower is the sole owner of all Intellectual Property which is material to its business, taken as a whole, and it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business and licenses that could not reasonably be expected to result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, (b) over-the-counter software that is commercially available to the public, and (c) Intellectual Property licensed to Borrower.  To the best of Borrower’s knowledge, each Patent which a Credit Party owns or purports to own and which is material to the Credit Parties’ business, taken as a whole, is valid and enforceable, and no part of the Intellectual Property which a Credit Party owns or purports to own and which is material to Credit Parties’ business, taken as a whole, has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Credit Parties’ business, taken as a whole.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3                               Accounts Receivable.  For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all material respects what they purport to be.  Whether or not an Event of Default has occurred and is continuing, Bank may, upon providing prior notice to the Borrower, notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account.  All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

Notwithstanding the foregoing provisions of this Section 5.3, in the event of an Event of Default arising under Section 8.8 as a result of the representations and warranties contained in this Section 5.3 due to the inclusion of a particular Eligible Account(s) in the Borrowing Base at any particular time of reference, if such Event of Default is capable of being cured solely by the exclusion of such Eligible Account(s) from the Borrowing Base, the Borrower shall be permitted a period not to exceed two (2) Business Days from the occurrence of such Event of Default (as applicable) to remove such Eligible Account(s) from the Borrowing Base by delivering a new Borrowing Base Certificate signed by a Responsible Officer evidencing the removal of such Eligible Account(s) from the Borrowing Base and paying to Bank any overadvance which may then exist.

5.4                               Litigation.  Except as set forth in the Perfection Certificate or otherwise disclosed to Bank in writing, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries which could reasonably be expected to result in liability of more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000).

5.5                               Financial Statements; Financial Condition.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates and for the periods covered thereby, subject to normal year end audit adjustments and the absence of certain footnotes in the case of the company prepared consolidating balance sheets and income statements made as of the last day of each quarter delivered prior to the Effective Date or pursuant to Section 6.2(c) .  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6                               Solvency.  The fair saleable value of Borrower’s and its Subsidiaries’ assets (including goodwill minus disposition costs), taken as a whole, exceeds the fair value of its liabilities; Borrower and its Subsidiaries, taken as a whole, are not left with unreasonably small capital after the transactions in this Agreement; and Borrower and its Subsidiaries, taken as a whole, will be able to pay their debts (including trade debts) as they mature.

5.7                               Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower (a) has complied in all material respects with all material Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to result in a Material Adverse Change.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally, except for violations which could not reasonably be expected to result, individually or in the aggregate, in any liability in excess of $100,000.  Each Credit Party has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8                               Subsidiaries; Investments.  Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9                               Tax Returns and Payments; Pension Contributions.  Each Credit Party has timely filed or has obtained extensions for filing all federal, state and other material tax returns and reports, and each Credit Party has timely paid all federal, state and other material taxes, assessments, deposits and contributions owed by such Credit Party.  The Credit Parties may defer payment of any contested taxes, assessments, deposits and contributions, provided that Borrower (a) in good faith contests its obligation to pay such taxes, assessments, deposits or contributions by appropriate proceedings promptly and diligently instituted and conducted, (b) if such contested amount is in excess of $100,000, notifies Bank in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could reasonably be expect to result in additional taxes becoming due and payable by Borrower in an amount greater than $250,000 except as set forth in the Perfection Certificate delivered on the Effective Date.  Borrower has paid in all material respects all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10                        Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements (including, without limitation, Permitted Investments) and not for personal, family, household or agricultural purposes.

5.11                        Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower were prepared in good faith and based upon reasonable assumptions at the time provided are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may materially differ from the projected or forecasted results).

5.12                        Definition of “Knowledge”.  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6.                                      AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1                               Government Compliance.

(a)                                 Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the Credit Parties’ business or operations, taken as a whole.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, to the extent, noncompliance with which could reasonably be expected to result in a Material Adverse Change.

(b)                                 Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in the Collateral.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2                               Financial Statements, Reports, Certificates.  Deliver to Bank:

(a)                                 Borrowing Base Reports.  Within forty-five (45) days after the last day of each quarter during any Borrowing Base Period, aged listings of accounts receivable and accounts payable (by invoice date) (the “Borrowing Base Reports”);

(b)                                 Borrowing Base Certificate.  Within forty-five (45) days after the last day of each quarter during any Borrowing Base Period and together with the Borrowing Base Reports delivered in accordance with clause (a) above, a duly completed Borrowing Base Certificate signed by a Responsible Officer;

(c)                                  Quarterly Financial Statements.  As soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter (or in the case of the last fiscal quarter of each fiscal year, no later than ninety (90) days after the last day of such fiscal quarter), a company prepared consolidating balance sheet and income statement covering Borrower’s and its Subsidiaries’ operations for such quarter certified by a Responsible

Officer and in a form consistent with Borrower’s reporting in its SEC filings (the “Quarterly Financial Statements”);

(d)                                 Compliance Certificates.  Together with the Quarterly Financial Statements delivered in accordance with clause (c) above and the annual audited financial statements delivered in accordance with clause (e) below, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such quarter or year, as applicable, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other supporting information as Bank shall reasonably request;

(e)                                  Annual Audited Financial Statements.  As soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (except a “going concern” exception as may be required as a result of the maturity of the Revolving Line) on the financial statements from Ernst & Young LLP or another independent certified public accounting firm of recognized national standing;

(f)                                   Other Statements.  Within five (5) days of delivery, copies of all statements, reports and material notices (other than administrative or ministerial in nature) made available to any holders of Borrower’s Subordinated Debt;

(g)                                  SEC Filings.  Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.  Documents required to be delivered pursuant to the terms of this Section 6.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(h)                                 Legal Action Notice.  A prompt report after any Responsible Officer becomes aware of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more;

(i)                                     Financial Projections.  As soon as available, but not later than sixty (60) days after the last day of Borrower’s fiscal year (or more frequently, as updated), annual financial projections for the following fiscal year commensurate in form and substance with the projections submitted to and reviewed by the board of directors of the Borrower; and

(j)                                    Other Financial Information.  Budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

Notwithstanding the foregoing, at any time that both (i) the aggregate principal amount of the Advances is less than $10,000,000 and (ii) Borrower and its Subsidiaries have a Net Cash Position of greater than $40,000,000, Borrower shall not be required to provide the financial statements and reports required by paragraphs (a) through (e) and (i) above.

6.3                               Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects, in each case, other than as a result of casualty or condemnation events.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.  In connection with and at the time each Borrowing Base Report is delivered, Borrower shall notify Bank of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000).

6.4                               Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required federal, state and other material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all federal, state and other material taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for any taxes contested by Borrower or such Subsidiary pursuant to the terms of Section 5.9 hereof or disclosed to the Bank in the Perfection Certificate delivered on the Effective Date, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms in all material respects.

6.5                               Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location.  Insurance policies of the Credit Parties shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank (it being agreed that all insurance policies of the Credit Parties that are in effect as of the Effective Date are satisfactory to Bank as of the Effective Date).  All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee and waive subrogation against Bank.  All liability policies shall show, or have endorsements showing, Bank as an additional insured.  All policies (or their respective endorsements) shall provide that the insurer must endeavor to give Bank at least thirty (30) days’ notice before canceling its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000) with respect to any loss, but not exceeding Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) if property of a Credit Party, shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under any casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6                               Operating Accounts.

(a)                                 Maintain the Credit Parties’ primary operating deposit accounts and primary securities accounts with Bank and Bank’s Affiliates, which shall include all of the Credit Parties’ domestic Collateral Accounts (excluding Excluded Accounts and accounts with other financial institutions provided each such account is subject to a Control Agreement in favor of Bank).

(b)                                 Provide Bank five (5) days’ prior written notice before establishing any Collateral Account, other than an Excluded Account, at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Collateral Account, other than an Excluded Account, that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to a Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated by Borrower without the prior written consent of Bank.

6.7                               Financial Covenants.  Maintain at all times, to be tested as of the last day of each quarter, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)                                 Adjusted Quick Ratio.  A ratio of Quick Assets to Current Liabilities minus the current portion of Deferred Revenue (“Adjusted Quick Ratio”) of at least 1.25 to 1.0.

(b)                                 Minimum EBITDA.  Achieve EBITDA less Consolidated Capital Expenditures, measured as of the end of each quarter set forth below on a trailing four quarter basis of at least the following (or, as applicable, losses of no greater than):

Quarter(s) Ending	Minimum EBITDA/Maximum Loss

December 31, 2014 through June 30, 2015	$(46,000,000)

September 30, 2015 and December 31, 2015	$(41,000,000)

March 31, 2016 and June 30, 2016	$(31,000,000)

September 30, 2016	$(20,000,000)

December 31, 2016 and thereafter	$1.00

6.8                               Protection of Intellectual Property Rights.

(a)                                 (i) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property, which is material to the Credit Parties’ business, taken as a whole; (ii) promptly advise Bank in writing of material infringements of its material Intellectual Property, which is material to the Credit Parties’ business, taken as a whole; and (iii) not allow any Intellectual Property material to the Credit Parties’ business, taken as a whole, to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)                                 To the extent not already disclosed in writing to Bank, if after the Effective Date any Credit Party (i) obtains any US registered Patent, US registered Trademark, US registered Copyright, US registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any US Patent or the US registration of any Trademark, then Borrower shall provide prompt written notice thereof on each Quarterly Reporting Date (commencing with the calendar quarter ending December 31, 2014) in the Compliance Certificates delivered pursuant to Section 6.2(d) (if required to be delivered) hereof to Bank (and if no Compliance Certificate is required to be delivered, in a separate report delivered to Bank on the applicable Quarterly Reporting Date), and on a quarterly basis (commencing with the calendar quarter ending December 31, 2014) shall execute such intellectual property security agreements and other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property.  If any Credit Party decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of such Credit Party’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Borrower shall promptly provide to Bank in accordance with the requirements of this Section 6.8(b) copies of all applications that any Credit Party files for US Patents or for the US registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Bank to perfect and maintain a first priority perfected security interest in such property.

(c)                                  Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Borrower shall take such reasonable steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9                               Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books and records upon reasonable prior notice and at reasonable places and times, to the extent that

Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10                        Access to Collateral; Books and Records.  Allow Bank, or its agents, at reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books.  Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.  Borrower hereby acknowledges that the first such audit shall be conducted within ninety (90) days after the initial Advance hereunder.  The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.11                        Formation or Acquisition of Subsidiaries.  Promptly after (but in any event within 30 days) the Borrower or any Guarantor forms any direct or indirect Domestic Subsidiary or acquires any direct or indirect Domestic Subsidiary, in each case other than an Immaterial Subsidiary, after the Effective Date, Borrower or such Guarantor shall (a) cause such new Domestic Subsidiary to provide to Bank a Guaranty, (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Domestic Subsidiary, reasonably required by Bank, and (c) provide to Bank all other documentation reasonably required by Bank and consistent with the terms of the Loan Documents (including such documents effective to grant to Bank a first priority perfected Lien (subject only to Permitted Liens) in the Collateral owned by such Domestic Subsidiary) .  For each direct Foreign Subsidiary of Borrower or any Guarantor, Borrower or such Guarantor shall (x)(a) if such Foreign Subsidiary has assets in excess of $4,000,000, or (b) upon the request of Bank if such Foreign Subsidiary’s assets do not exceed $4,000,000, provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such Foreign Subsidiary (provided that in no event shall more than 65% of the total outstanding voting capital stock of any such new Foreign Subsidiary be required to be pledged and no actions shall be required to perfect such pledge under the laws of any foreign jurisdiction), in form and substance reasonably satisfactory to Bank, and (y) provide to Bank all other documentation reasonably required by Bank and consistent with the terms of the Loan Documents.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12                        Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law, in each case, that could reasonably be expected to have a material adverse effect on the business or operations of the Credit Parties, taken as a whole.

7.                                      NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1                               Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory and cash and Cash Equivalents in the ordinary course of business; (b) of used, worn-out, damaged, obsolete or surplus Equipment and in the form of the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of Borrower, no longer economically or commercially practicable or necessary to maintain or useful in the conduct of the business of the Credit Parties, taken as a whole; (c) in connection with Permitted Liens and Permitted Investments, transactions permitted by Section 7.3 and transactions permitted by Section 7.7(a); (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not reasonably be expected to result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; (e) of Accounts in connection with the compromise, settlement or collection thereof in the ordinary course of business (and not as part of a bulk sale or receivables financing), (f) constituting leases or licenses of real or personal property in the ordinary course of business, (g) resulting from any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding, (h) to the Borrower or Domestic Subsidiaries that are Guarantors who have granted a security interest in their assets in favor of Bank, (i) constituting sales or disposals of equity interests of a Foreign Subsidiary in order to qualify members of the Board of Directors (or equivalent governing body) of such Foreign Subsidiary if and to the extent required by applicable law, (j) not otherwise permitted in this Section 7.1, the aggregate value of which shall not exceed $250,000 in the aggregate in any fiscal year, (k) of the assets of Nexage and its Subsidiaries made following the Nexage Acquisition to the Credit Parties to integrate Nexage into the existing corporate structure of the Credit Parties, and (l) pursuant to intercompany mergers or consolidations permitted by Section 7.3.

7.2                               Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage to any material extent in any business other than the businesses currently engaged in by Borrower and its Subsidiaries on the date hereof and businesses reasonably related or incidental thereto; (b) liquidate or dissolve; or (c) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 40% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by (i) the sale of Borrower’s equity securities in a public offering, (ii) the issuance of Borrower’s equity securities (other than Disqualified Stock) to the former security holders of Nexage in connection with the Nexage Acquisition in accordance with the terms of the Nexage Merger Agreement, or (iii) the sale of Borrower’s equity securities (other than Disqualified Stock) to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

Borrower shall not, without at least ten (10) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (other than such new offices or business locations that contain less than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property, or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location (other than to a bailee and at a location already disclosed in the Perfection Certificate (as the same may be updated from time to time), and any customer location), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee (other than at any customer location), and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank in its reasonable discretion.

7.3                               Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except in connection with Permitted Acquisitions.  Notwithstanding the foregoing, a Subsidiary may merge or consolidate into another Subsidiary or into Borrower (provided that if a Credit Party is a party to any such merger, a Credit Party shall be the surviving party of such merger).

7.4                               Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5                               Encumbrance.  (i) Create, incur, allow, or suffer any Lien on any of its property, (ii) assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, (iii) permit any Collateral not to be subject to the first priority security interest granted herein, or (iv) enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank, customary restrictions and conditions contained in agreements relating to the sale of property pending such sale, provided such restrictions and conditions apply only to the property to be sold and such sale is permitted hereunder, and customary provisions in leases, licenses and other contracts restricting the assignment thereof) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except, in the case of each of clauses (i) through (iv), as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6                               Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7                               Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and to the extent permitted by Section 7.9, redeem, purchase, repay or otherwise acquire or retire any convertible securities prior to the conversion thereof or make such other payments or distributions thereon; (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase any equity interests held by former officers, directors, employees and consultants so long as no Event of Default exists at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchases do not exceed $250,000 in the aggregate per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8                               Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions between Credit Parties, (ii) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (iii) transactions permitted pursuant to the terms of Sections 7.1(d), (h), (i), or (k) hereof, (iv) transactions permitted pursuant to the terms of Section 7.2 hereof, (v) transactions permitted pursuant to the terms of the second sentence of Section 7.3 hereof, (vi) Investments permitted under sub-clauses (a), (f), (g), or (l) of the definition of Permitted Investments, and (vii) debt financings from Borrower’s investors so long as all such Indebtedness is Subordinated Debt.

7.9                               Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

7.10                        Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur that has or could reasonably be expected to result in any liability, individually or in the aggregate, in excess of $500,000; fail to comply in all material respects with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of Borrower, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8.                                      EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1                               Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line

Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2                               Covenant Default.

(a)                                 Any Credit Party fails or neglects to perform any obligation in Sections 3.8, 6.2, 6.5, 6.6, 6.7, 6.8(b), 6.10, 6.11, or 6.12 or violates any covenant in Section 7; or

(b)                                 Any Credit Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by such Credit Party be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then such Credit Party shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3                               Material Adverse Change.  A Material Adverse Change occurs;

8.4                               Attachment; Levy; Restraint on Business.

(a)                                 (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under sub-clauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)                                 (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5                               Insolvency.  (a) Borrower or the Credit Parties, taken as a whole, is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6                               Other Agreements.  There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties or under any Bank Services Agreement, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000); or (b) any breach or default by Borrower or Guarantor, the result of which could reasonably be expected to result in a material adverse effect on the Credit Parties’ business, taken as a whole; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Bank be materially less advantageous to Borrower or any Guarantor;

8.7                               Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within thirty (30) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8                               Misrepresentations.  Borrower or any Person acting for Borrower makes any representation or warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9                               Subordinated Debt.  Any subordination provision in any document, instrument, or agreement governing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach of such subordination provision or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the related subordination or intercreditor agreement;

8.10                        Guaranty.  (a) Any Guaranty terminates or ceases for any reason to be in full force and effect; (b) any circumstance described in Sections 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor; or (c) the liquidation, winding up, or termination of existence of any Guarantor (other than a merger or consolidation into the Borrower or another Guarantor); or

8.11                        Governmental Approvals.  Any material Governmental Approval with respect to Borrower or any of its Subsidiaries shall have been (a) revoked, rescinded, suspended, modified in a materially adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could reasonably be expected to result in the Governmental Authority taking any of the actions described in clause (a) above, and as to (a) or (b) above, such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to result in, a Material Adverse Change.

9.                                      BANK’S RIGHTS AND REMEDIES

9.1                               Rights and Remedies.  While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)                                 declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)                                 stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)                                  demand that Borrower (i) deposit cash with Bank in an amount equal to 105% (for Letters of Credit denominated in Dollars) and 110% (for Letters of Credit denominated in a Foreign Currency) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)                                 terminate any FX forward contracts with Bank or Bank’s Affiliates or otherwise to the extent permitted in accordance with the terms of such contract;

(e)                                  verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(f)                                   make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)                                  apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)                                 ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted, effective as of the date hereof but solely exercisable upon an Event of Default and solely during the continuation of such Event of Default, a non-exclusive, non-transferable, non-sublicenseable, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar intellectual property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)                                     place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)                                    demand and receive possession of Borrower’s Books; and

(k)                                 exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2                               Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, effective as of the date hereof and exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral as required under the Loan Documents regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations, cash collateralized obligations extending beyond the Revolving Line Maturity Date, and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations, cash collateralized obligations extending beyond the Revolving Line Maturity Date, and any other obligations which, by their terms, are to survive the termination of this Agreement) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3                               Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4                               Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Bank shall pay any surplus to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5                               Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person, other than any loss, damage or diminution in value due to the gross negligence or willful misconduct of the Bank.  Borrower bears all risk of loss, damage or destruction of the Collateral other than as set forth in the preceding sentence.

9.6                               No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7                               Demand Waiver.  Except to the extent notice is expressly required to be given herein, Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.                               NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Millennial Media, Inc.
2400 Boston Street, Suite 300
Baltimore, Maryland 21224
	Attn:	General Counsel
	Email:	hshin@millennialmedia.com

If to Bank:	Silicon Valley Bank
275 Grove Street, Suite 2-200
Newton, Massachusetts 02466
	Attn:	Mr. Will Deevy
	Fax:	(617) 969-5973
	Email:	wdeevy@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
	Attn:	Charles W. Stavros, Esquire
	Fax:	(617) 880-34441
	Email:	cstavros@riemerlaw.com

11.                               CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

New York law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in New York; provided, however, that if for any reason Bank cannot avail itself of such courts in the State of New York, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California; provided, further, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.                               GENERAL PROVISIONS

12.1                        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2                        Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or reasonable and documented expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and documented expenses), except as to (a) or (b) for Claims and/or losses and/or Bank Expenses (x) caused by such Indemnified Person’s gross negligence or willful misconduct, or (y) constituting amounts in respect of taxes not required to be indemnified pursuant to the terms of Section 2.6.

12.3                        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4                        Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5                        Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.6                        Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8                        Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, cash collateralized obligations extending beyond the Revolving Line Maturity Date, and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.  Without limiting the foregoing, except as otherwise provided in Section 4.1, the Lien created by the grant of a security interest by Borrower in Section 4.1 shall survive until the payment in full of all Obligations (other than inchoate indemnity obligations, cash collateralized obligations extending beyond the Revolving Line Maturity Date, and any other obligations which, by their terms, are to survive the termination of this Agreement).

12.9                        Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information and Bank shall not disclose non-public information specifically designated by Borrower in writing as confidential to any Person, but, in each case, disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as in this Section 12.9); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information (including information designated by Borrower as such) does not include information that is either: (i) in the public domain (other than as a result of its disclosure by Bank in violation of this Agreement), or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10                 Right of Set Off.  Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11                 Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, Bank, subject to Section 12.2, shall be entitled to recover its reasonable and documented attorneys’ fees and other reasonable and documented costs and expenses incurred in connection therewith, in addition to any other relief to which it may be entitled.

12.12                 Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13                 Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14                 Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15                 Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16                 Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17                 Acknowledgment of Prior Obligations and Continuation Thereof.  The Borrower (a) consents to the amendment and restatement of the Existing Loan Agreement by this Agreement; (b) acknowledges and agrees that (i) the “Obligations” (as defined in the Existing Loan Agreement) are owing to Bank, (ii) the prior grant or grants of security interests in favor of any of Bank in its properties and assets, under each “Loan Document” as defined in the Existing Loan Agreement (the “Original Loan Documents”) to which it is a party shall be in respect of the Obligations of such Person under this Agreement and the other Loan Documents; (c) reaffirms (i) all of the Obligations (as defined in the Existing Loan Agreement) owing to Bank, and (ii) all prior or concurrent grants of security interests in favor of Bank under each Original Loan Document and each Loan Document; and (d) agrees that, except as expressly amended hereby or unless being amended and restated concurrently herewith, each of the Original Loan Documents to which it is a party is and shall remain in full force and effect.  The Borrower hereby confirms and agrees that all outstanding principal, interest and fees and other “Obligations” (as defined in the Existing Loan Agreement) under the Existing Loan Agreement immediately prior to the Effective Date shall, to the extent not paid on the Effective Date, from and after the Effective Date, be, without duplication, Obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by the Loan Documents.

12.19                 No Novation.  This Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Loan Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Loan Agreement, the other Original Loan Documents or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of the Borrower or any Guarantor from any of its obligations or liabilities under the Existing Loan Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith.  The Borrower hereby (a) confirms and agrees that each Original Loan Document to which it is a party that is not being amended, amended and restated, or terminated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date, all references in any such Original Loan Document to “the Loan Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Loan Agreement shall mean the Existing Loan Agreement as amended and restated by this Agreement; and (b) confirms and agrees that to the extent that any such Original Loan Document, which is not being amended, amended and restated, or terminated, purports to assign or pledge to any Secured Party a security interest in or lien on, any collateral as security for all or any portion of any of the Obligations of the Borrower or any other Credit Party, as the case may be, from time to time existing in respect of the Existing Loan Agreement or the Original Loan Documents, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.

13.                               DEFINITIONS

13.1                        Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to a Credit Party.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted Quick Ratio” is defined in Section 6.7(a).

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line, including any Overadvance.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with such Person, and each of that

Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Notice of Borrowing or other Advance request, on behalf of Borrower.

“Availability Amount” is (a) during any Borrowing Base Period, the lesser of (i) the Bank’s commitment to make advances under the Revolving Line or (ii) the amount available under the Borrowing Base minus (iii) the outstanding principal balance of any Advances and (b) if a Borrowing Base Period is not in effect, (i) the Bank’s commitment to make advances under the Revolving Line minus (ii) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all reasonable and documented audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or other Credit Party.

“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is eighty-five percent (85%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentage (i) to eighty percent (80%) in the event the Borrower’s allowance for doubtful Accounts as a percentage of total Accounts is greater than five percent (5)% but less than or equal to ten percent (10%) based on a twelve month average, and (ii) in the event the Borrower’s allowance for doubtful Accounts as a percentage of total Accounts is greater than ten percent (10)% based on a twelve month average, in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Borrowing Base Period” shall (i) commence on the first day following the Quarterly Reporting Date for any quarter where the Adjusted Quick Ratio on the last day of such fiscal quarter is less than 2.00:1.00, and (ii) thereafter, end on the first day following the Quarterly Reporting Date for a quarter where the Adjusted Quick Ratio on the last day of such fiscal quarter is equal to or greater than 2:00:1.00.

“Borrowing Base Report” is defined in Section 6.2(a).

“Borrowing Resolutions” are, with respect to any Person, those resolutions authorizing, among other things, the execution, delivery, and performance of this Agreement and the other Loan Documents.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; (d) time deposits with, or insured certificates of deposit or bankers’ acceptances of, Bank or any commercial bank that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (b) of this definition and (iii) has combined capital and surplus of at least One Billion Dollars ($1,000,000,000), in each case with maturities of not more than 90 days from the date of acquisition thereof; and (e) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition.

“Claims” is defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Consolidated Capital Expenditures”:  for any period, with respect to Borrower and its consolidated Subsidiaries, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of capital lease obligations which is capitalized on the consolidated balance sheet of Borrower) by such Persons during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Borrower.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” means any date on which Borrower continues a LIBOR Advance into another Interest Period.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Collateral Account.

“Conversion Date” means any date on which Borrower converts a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Overadvance, or any other extension of credit by Bank for Borrower’s benefit.

“Credit Party” means Borrower and each Guarantor.

“Current Liabilities” are all Obligations of Borrower to Bank (including all outstanding Advances, accrued and unpaid interest, fees and other amounts), plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“Default Rate” is defined in Section 2.3(e).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is account number 3300709160 maintained by Borrower with Bank, or such other primary operating Deposit Account maintained by Borrower with Bank as Borrower may designate in writing to Bank.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Revolving Line Termination Date.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that any Credit Party may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) one-time acquisition expenses in connection with the Nexage Acquisition and any Permitted Acquisition, plus (f) fees and expenses incurred in connection with this Agreement for such period, plus (h) extraordinary, unusual, or non-recurring charges for such period, in each case with the consent of Bank, plus (i) deferred compensation and stock-based compensation (including earn-outs paid in connection with the Nexage Acquisition and any Permitted Acquisition in an aggregate amount for all such earn-outs not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in any fiscal year), plus Non-Cash Charges for such period.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of any Credit Party’s business that meet all the representations and warranties in Section 5.3.  Bank reserves the right at any time after the Effective Date, after Bank has made reasonable efforts to consult with Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment as an asset based lender.  Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)                                 Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b)                                 Accounts that the Account Debtor has not paid within one hundred twenty (120) days of invoice date regardless of invoice payment period terms;

(c)                                  Accounts with credit balances over one hundred twenty (120) days from invoice date;

(d)                                 (i) beginning on the first day following the Quarterly Reporting Date for such fiscal quarter where the Adjusted Quick Ratio on the last day of such fiscal quarter is above 1.50:1.00, Accounts owing from an Account Debtor in which seventy-five percent (75%) or more of the Accounts have not been paid within one hundred twenty (120) days of invoice date, or (ii) beginning on the first day following the Quarterly Reporting Date for such fiscal quarter where the Adjusted Quick Ratio as of the last day of such fiscal quarter is equal to or less than 1.50:1.00, Accounts owing from an Account Debtor in which fifty percent (50%) or more of the Accounts have not been paid within one hundred twenty (120) days of invoice date;

(e)                                  Accounts owing from an Account Debtor which does not have its principal place of business in a Permitted Country, unless otherwise approved of in writing by Bank in its sole discretion;

(f)                                   Accounts billed and/or payable outside of the United States (sometimes called foreign invoiced accounts);

(g)                                  Accounts owing from an Account Debtor to the extent that such Credit Party is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts) (but only to the extent of such amount for which such Credit Party is indebted or obligated);

(h)                                 Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Credit Party has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i)                                     Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j)                                    Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k)                                 Accounts subject to contractual arrangements between such Credit Party and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of such Credit Party’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l)                                     Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m)                             Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n)                                 Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, such Credit Party, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from such Credit Party (sometimes called “bill and hold” accounts);

(o)                                 Accounts for which the Account Debtor has not been invoiced;

(p)                                 Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of such Credit Party’s business;

(q)                                 Accounts for which such Credit Party has permitted Account Debtor’s payment to extend beyond one hundred twenty (120) days;

(r)                                    Accounts arising from chargebacks, debit memos or others payment deductions taken by an Account Debtor;

(s)                                   Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(t)                                    Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u)                                 Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(v)                                 Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and

(w)                               Accounts for which Bank in its good faith business judgment, after Bank has made reasonable efforts to consult with Borrower, determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Account” means any (a) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of its Subsidiaries’, employees, (b) zero balance deposit accounts, (c) escrow, fiduciary or trust accounts, (d) deposit accounts maintained outside of the United States, provided the aggregate amount on deposit in such accounts at any time shall not exceed One Million Dollars ($1,000,000); or (e) domestic deposit accounts with average daily balances of less than Two Hundred Fifty Thousand Dollars ($250,000) (individually and in the aggregate).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations, including, on the Effective Date, JumpTap, Inc., a Delaware corporation, but excluding any Immaterial Subsidiary.

“Guaranty” is (i) that certain Unconditional Guaranty executed by JumpTap, Inc., a Delaware corporation, in favor of Bank and dated as of the Effective Date, and (ii) any other guarantee of any Guarantor in favor of Bank in respect of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Immaterial Subsidiary” means any Subsidiary of the Borrower which (i) for the most recent fiscal year had less than Two Million Dollars ($2,000,000) of revenues and (ii) the market value of assets of which (including any Intellectual Property) are less than $1,000,000.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, means all of such Person’s right, title, and interest in and to the following:

(x)                                 its Copyrights, Trademarks and Patents;

(y)                                 any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(z)                                  any and all source code;

(aa)                          any and all design rights which may be available to such Person;

(bb)                          any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(cc)                            all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the first day of each month (or, if that day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one, two, three, or six months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that

(a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period.  The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank dated as of the Effective Date and each other Intellectual Property Security Agreement executed and delivered by the Credit Parties to Bank in accordance with Section 6.8(b) hereof, in each case as the same may be amended, restated, or otherwise modified from time to time.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate per annum determined by Bank by reference to the ICE Benchmark Administration (or any successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available (“LIBOR”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Reuters or any successor thereto or any other commercially available service selected by Bank which provides quotations of LIBOR).  In the event that Bank determines that LIBOR is not available, “LIBOR” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by SVB for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Advance for which the Eurodollar Base Rate is then being determined with maturities comparable to such period, as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.

“LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 0.0001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Margin” is two and 60/100ths percent (2.60%).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Pledge Agreement, the Guaranty, the Security Agreement, each IP Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, but excluding any Bank Services Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral, taken as a whole; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of the Credit Parties, taken as a whole, or (c) a material impairment of on the ability of the Credit Parties, taken as a whole, to repay any portion of the Obligations.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Net Cash Position” means the sum of:  (a) the cash and Cash Equivalents of the Credit Parties on deposit at SVB and its Affiliates or subject to Control Agreements in favor of Bank, minus (b) the aggregate principal amount of the outstanding Advances under the Revolving Facility.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Nexage” means Nexage, Inc., a Delaware corporation.

“Nexage Acquisition” means the acquisition of Nexage and its Subsidiaries to be consummated by the Borrower pursuant to the Nexage Merger Agreement for approximately $22.5 million in cash consideration and 38,461,538 shares of Borrower’s common stock to the former security holders of Nexage.

“Nexage Bridge Financing” means the Indebtedness of Nexage, or its Subsidiaries, to Borrower, or any of its Subsidiaries, described in Section 6.19 of the Nexage Merger Agreement advanced for the purpose of funding the working capital needs of Nexage in amounts not to exceed $1,400,000 for working capital needs for the month of November 2014, $900,000 for working capital needs for the month of December 2014, $2,000,000 for working capital needs for the month of January 2015, $1,300,000 for working capital needs for the month of February 2015, and upon the written request of Nexage, an additional $250,000 per month, as represented by one or more Subordinated Convertible Promissory Notes to be made by Nexage to the order of Borrower in the form of Exhibit E to the Nexage Merger Agreement, which such Indebtedness may be convertible to the “Series B Preferred Stock” of Nexage pursuant to the terms of such Subordinated Convertible Promissory Notes.

“Nexage Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger,dated as of October 31, 2014, by and among Borrower, Neptune Merger Sub I, Inc., Neptune Merger Sub II, LLC, Nexage and Fortis Advisors LLC, as securityholder representative.

“Non-Cash Charges” means non-cash charges consisting of write-offs for impairment of long lived assets including goodwill, intangible assets and fixed assets such as property, plant and equipment pursuant to GAAP.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.4(a), substantially in the form of Exhibit B, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit C, with appropriate insertions.

“Obligations” are any Credit Party’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts any Credit Party owes Bank now or later, whether under this Agreement, the other

Loan Documents, or any Bank Services Agreement, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, under Bank Services Agreements and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Credit Party assigned to Bank, and to perform any Credit Party’s duties under the Loan Documents.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Country” are the countries listed on Exhibit F hereto.

“Permitted Indebtedness” is:

(a)                                 Borrower’s Indebtedness to Bank under this Agreement, the other Loan Documents, and any Bank Services Agreement;

(b)                                 Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)                                  Subordinated Debt;

(d)                                 Unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)                                  Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)                                   Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)                                  Unsecured Indebtedness in an aggregate principal amount not to exceed Five Hundred Thousand Dollars ($500,000);

(h)                                 Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(i)                                     Indebtedness owed to any person with respect to premiums payable for property, casualty, or other insurance;

(j)                                    Indebtedness of Borrower or any of its Subsidiaries in connection with Permitted Investments under clause (f) and (l) of such definition;

(k)                                 Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person in respect thereof, in each case incurred in the ordinary course of business;

(l)                                     Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, lease obligations (other than capital lease obligations) and similar obligations, in each case provided in the ordinary course of business;

(m)                             Indebtedness pursuant to any swap or hedge agreement with a counterparty other than Bank in the ordinary course of business not for speculative purposes;

(n)                                 Indebtedness in respect of any unsecured indemnification, adjustment of purchase price, deferred purchase price, earn-out, and similar obligations in connection with Permitted Acquisitions and Investments permitted by the definition of Permitted Investment and dispositions permitted by Section 7.1;

(o)                                 Guarantees of Indebtedness permitted by the other clauses of this definition of “Permitted Indebtedness”;

(p)                                 Indebtedness incurred in connection with a Permitted Acquisition, in an aggregate principal amount not to exceed $2,000,000 at any time outstanding; and

(q)                                 extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in clauses (b), (c), (g), and (p) above, provided that the principal amount thereof is not increased (other than in an amount equal to the sum of (A) accrued and unpaid interest and fees thereon and (B) customary fees and expenses relating to such extension, refinancing, modification, amendment or restatement) or the terms thereof are not modified to impose more burdensome terms (other than pricing and other economic terms) upon Borrower and its Subsidiaries, taken as a whole.

“Permitted Investments” are:

(a)                                 Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate and;

(b)                                 Investments consisting of cash and Cash Equivalents;

(c)                                  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)                                 Investments consisting of deposit or securities accounts in which Bank has a perfected security interest or which are Excluded Accounts;

(e)                                  Investments accepted in connection with Transfers permitted by Section 7.1;

(f)                                   Investments (i) by Borrower in its Foreign Subsidiaries for reasonable operating expenses incurred in the ordinary course of business not to exceed Six Million Dollars ($6,000,000) in the aggregate in any fiscal quarter and (ii) by Subsidiaries in other Subsidiaries or in Borrower;

(g)                                  Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h)                                 Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)                                     Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(j)                                    joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, but in no event consisting of cash investments by Borrower;

(k)                                 purchases or other acquisitions by any Credit Party of the capital stock or other equity interests in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one (1) or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:

(1)                                 the newly-created or acquired Subsidiary (or assets acquired in connection with an asset sale) shall be (x) in the same or a related line of business as that conducted by the Credit Parties on the Effective Date, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Credit Parties on the Effective Date;

(2)                                 such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(3)                                 Borrower shall give Bank at least ten (10) Business Days’ prior written notice of any such purchase or acquisition;

(4)                                 Borrower shall provide to Bank as soon as available but in any event not later than the later of (x) five (5) Business Days after the execution thereof and (y) the date on which Borrower provides notice to Bank pursuant to clause (3) above, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(5)                                 any such newly-created or acquired Subsidiary, or the Credit Party that is the acquirer of assets in connection with an asset acquisition, shall comply with the requirements of Section 6.11;

(6)                                 (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, Borrower and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 6.7, based upon financial statements delivered to Bank which give effect, on a pro forma basis, to such acquisition or other purchase;

(7)                                 no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.4;

(8)                                 such purchase or acquisition shall not constitute an Unfriendly Acquisition;

(9)                                 (A) the aggregate amount of the cash consideration paid by such Credit Party in connection with any particular Permitted Acquisition shall not exceed Twenty Five Million Dollars ($25,000,000), and (B) the aggregate amount of the cash consideration paid by all Credit Parties in connection with all such Permitted Acquisitions consummated from and after the Effective Date shall not exceed Fifty Million Dollars ($50,000,000);

(10)                          each such Permitted Acquisition is of a Person organized under the laws of the United States and engaged in business activities primarily conducted within the United States; provided that such Permitted Acquisition may include the acquisition of foreign subsidiaries and/or assets of the target of such Permitted Acquisition; and provided that (i) the percentage of foreign assets acquired in any Permitted Acquisition (whether by means of a purchase of any foreign subsidiary or foreign assets) shall not exceed twenty-five percent (25%) of the consolidated book value of the assets acquired in such Permitted Acquisition and (ii) the percentage of revenues attributable to the foreign subsidiary/assets acquired in any Permitted Acquisition (whether by means of a purchase of any foreign subsidiary or foreign assets) shall not exceed twenty-five percent (25%) of the consolidated revenues of, or attributable to, the Person/assets acquired in such Permitted Acquisition; and

(11)                          Borrower shall have delivered to Bank, at least five (5) Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by Bank in its sole discretion), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to Bank, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

(l)                                     Investments by Credit Parties in other Credit Parties;

(m)                             the Nexage Acquisition (and the Nexage Acquisition shall for all purposes of this Agreement be deemed a “Permitted Acquisition”); provided that (i) the Nexage Acquisition is effected in accordance with the terms of the Nexage Merger Agreement as in effect on the Effective Date (or as thereafter amended, supplemented or modified provided that any material amendment thereto (it being understood that any amendment which is adverse to the interests of Bank shall be deemed material) is approved in writing by Bank, (ii) upon the consummation of the Nexage Acquisition, the Credit Parties shall cause Neptune Merger Sub I, Inc., a Delaware limited liability company, Neptune Merger Sub II, LLC, a Delaware limited liability company, and Nexage, Inc. a Delaware corporation (in each case to the extent surviving any mergers amongst such Persons occurring as part of the Nexage Acquisition), to each join this Agreement and the other Loan Documents as a Credit Party hereunder and thereunder and to otherwise comply with the provisions of Section 6.11 hereof;

(n)                                 the Nexage Bridge Financing in accordance with the terms of the Nexage Merger Agreement and provided further that the Credit Parties have a first priority security interest (subject only to Permitted Liens) in all promissory notes, equity securities or other instruments or documents evidencing the indebtedness constituting the Nexage Bridge Financing; and

(o)                                 other investments not to exceed $1,000,000 in the aggregate at any time.

Notwithstanding anything to the contrary set forth above, the amount of any Permitted Investment shall be equal to the original amount of such Investment and that upon a return of all or any portion in cash of such Investment, such Investment shall no longer be considered outstanding and otherwise made to the extent so returned.

“Permitted Liens” are:

(a)                                 Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents and any Bank Services Agreement;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either (i) not yet due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)                                  purchase money Liens (including capital leases) (i) on Equipment acquired or held by any Credit Party incurred for financing the acquisition of the Equipment securing no more than Six Million Five Hundred Thousand Dollars ($6,500,000) in the aggregate amount outstanding at any time, (ii) on Equipment acquired or held by any other Subsidiary of the Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate amount outstanding at any time, or (iii) existing on Equipment when acquired, including in connection with a Permitted Acquisition or other acquisition constituting a Permitted Investment, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)                                 Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens secure liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) outstanding at any time and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)                                  Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)                                   Liens incurred in the extension, renewal or refinancing of the obligations secured by Liens described in (a) through (c) and (r), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the obligation may not increase unless otherwise permitted by the definition of Permitted Indebtedness;

(g)                                  good faith deposits in connection with any Permitted Acquisition or any Permitted Investment and to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any acquisition permitted hereunder or any Permitted Investment;

(h)                                 leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(i)                                     non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not reasonably be expected to result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(j)                                    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(k)                                 easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary course of the business of Borrower;

(l)                                     deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property permitted hereunder, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business not representing an obligation for borrowed money in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) outstanding at any time;

(m)                             deposits to secure the performance of leases incurred in the ordinary course of business and not representing an obligation for borrowed money so long as each such deposit: (1) is made at the commencement of a lease or its renewal when there is no underlying default under such lease, and (2) is in amount not exceeding Two Hundred Thousand Dollars ($200,000);

(n)                                 Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Borrower has complied with Section 6.6 hereof in respect of such account;

(o)                                 pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(p)                                 the filing of financing statements solely as a precautionary measure in connection with operating leases, consignment of goods or similar transactions;

(q)                                 Liens granted in the ordinary course of business securing the financing of insurance premiums; and

(r)                                    other Liens securing obligations not constituting Indebtedness not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate at any time.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” means that certain Stock Pledge Agreement executed by Borrower in favor of Bank dated as of the date hereof.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.

“Prime Rate Margin” is one and 60/100ths percent (1.60%).

“Quarterly Reporting Date” means the date each quarterly Compliance Certificate is delivered in accordance with Section 6.2(d); provided, that if a Compliance Certificate is not required to be delivered pursuant to the final paragraph of Section 6.2 for such calendar quarter, such date the Borrower files its 10-Q report with the SEC.

“Quarterly Financial Statements” is defined in Section 6.2(c).

“Quick Assets” is, on any date, the sum of (a) the Credit Parties’ unrestricted cash and Cash Equivalents maintained with Bank or maintained in Collateral Accounts subject to Control Agreements in favor of the Bank, plus (b) net (in respect of credits and discounts) billed Accounts.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System.  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement in respect of Intellectual Property with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could reasonably be expected to interfere with the Bank’s right to sell any Collateral, in each case, other than customary provisions in licenses and other agreements restricting the assignment thereof.

“Revolving Line” is the Bank’s commitment to make Advances to the Borrower pursuant to this Agreement.  On the Effective Date, the Bank’s commitment is Forty Million Dollars ($40,000,000).

“Revolving Line Maturity Date” is November     , 2018.

“Sanction(s)” means any sanction or embargo administered or enforced by the United States Government (including without limitation, OFAC), the European Union or Her Majesty’s Treasury.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Agreement” is that certain Security Agreement by and between each Guarantor and Bank dated as of the Effective Date, as amended, modified, restated, supplemented, or joined.

“Subordinated Debt” is indebtedness now or hereafter incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Unfriendly Acquisition” is any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(b).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

MILLENNIAL MEDIA, INC.

By:	/s/ Andrew Jeanneret
Name: Andrew Jeanneret
Title: Executive Vice President and
Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:	/s/ Will Deevy
Name:	Will Deevy
Title:	Vice President

[Signature Page to Loan and Security Agreement]

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (collectively, the “Excluded Collateral”): (a) any fee-owned real property with a value of less than $250,000 and all leasehold interests in real property, (b) any voting stock of any Foreign Subsidiary in excess of 65% of the outstanding voting stock of such Foreign Subsidiary, (c) any personal property (including motor vehicles) in respect of which a Lien is not governed by the Code, (d) any property to the extent that such grant of a security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except (i) to the extent that the terms in such contract, license, instrument or other document providing for such prohibition, breach, default or termination, or requiring such consent are not permitted under the terms and conditions of this Agreement or (ii) to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9406, 9407, 9408 or 9409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences, or (e) any property which is subject to a Permitted Lien as described in clause (c) of the definition thereof pursuant to documents which prohibit the Borrower from, or requires the consent of any Person other than the Borrower and its Affiliates which has not been obtained as a condition to, granting any other Liens in such property; provided, however, that, “Excluded Collateral” shall not include any proceeds, products, substitutions or replacements of Excluded Collateral (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Collateral).

A-1

EXHIBIT B

FORM OF NOTICE OF BORROWING

MILLENNIAL MEDIA, INC.

Date:

To:                             Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA  95054
Attention:  CFD Operations
Email:  CFDOperations@svb.com and Wdeevy@svb.com

RE:                           Loan and Security Agreement dated as of November     , 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Millennial Media, Inc. (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of an Advance.

1.                                      The Funding Date(1), which shall be a Business Day, of the requested borrowing is                               .

2.                                      The Currency of the requested borrowing is U.S. Dollars.

3.                                      The aggregate amount of the requested Advance is $                          .

4.                                      The requested Advance shall consist of $                       of Prime Rate Advances and $             of LIBOR Advances.

5.                                      The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be                      months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a)                                 all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(1)  Advance requests for LIBOR Advances must be submitted by 12:00 pm Pacific time at least three (3) Business Days prior to Funding Date.  Advance requests for Prime Rate Advances must be submitted by 12:00 pm Pacific time on the Funding Date.

B-1

(b)                                 no Event of Default has occurred and is continuing, or would result from such proposed Advance; and

(c)                                  the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Availability Amount.

BORROWER	MILLENNIAL MEDIA, INC.

By:

Name:

Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance		Maturity Date
%

B-2

EXHIBIT C

FORM OF NOTICE OF CONVERSION/CONTINUATION

MILLENNIAL MEDIA, INC.

Date:

To:	Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Attention: CFD Operations
Email: CFDOperations@svb.com and wdeevy@svb.com

RE:                           Loan and Security Agreement dated as of November     , 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Millennial Media, Inc. (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:

1.                                      The date of the [conversion] [continuation] is                                            , 20      .

2.                                      The aggregate amount of the proposed Advances to be [converted] is $                          or [continued] is $                                  .

3.                                      The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.

4.                                      The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be            months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a)                                 all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b)                                 no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation]; and

(c)                                  the requested [conversion] [continuation] will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (i) during any

C-1

Borrowing Base Period, the lesser of (A) the Revolving Line or (B) the amount available under the Borrowing Base and (ii) if a Borrowing Base Period is not in effect, the Revolving Line.

BORROWER	MILLENNIAL MEDIA, INC.

By:

Name:

Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance		Maturity Date
%

C-2

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower: MILLENNIAL MEDIA, INC.

Lender:      Silicon Valley Bank
Commitment Amount:                   $40,000,000

ACCOUNTS RECEIVABLE
1	Accounts Receivable (invoiced) Book Value as of	$
2	Additions (Please explain on next page)	$
3	Less: Intercompany / Employee / Non-Trade Accounts	$
4	NET TRADE ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
5	120 Days Past Invoice Date	$
6	Credit Balances over 120 Days	$
7

Balance of (i) 75% over 120 Day Accounts if the Adjusted Quick Ratio is above 1.50 to 1.00, or (ii) 50% over 120 Day Accounts if the Adjusted Quick Ratio is equal to or less than 1.50 to 1.00 (Cross-Age or Current Affected)

$
8	Foreign Account Debtor Accounts (other than Permitted Countries)	$
9	Foreign Invoiced and/or Collected Accounts	$
10	Contra / Customer Deposit Accounts	$
11	U.S. Government Accounts	$
12	Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$
13	Accounts with Memo or Pre-Billings	$
14	Contract Accounts; Accounts with Progress / Milestone Billings	$
15	Accounts for Retainage Billings	$
16	Trust / Bonded Accounts	$
17	Bill and Hold Accounts	$
18	Unbilled Accounts	$
19	Non-Trade Accounts (If not already deducted above)	$
20	Accounts with Extended Term Invoices (Net 120+)	$
21	Chargebacks Accounts / Debit Memos	$
22	Product Returns / Exchanges	$
23	Disputed Accounts; Insolvent Account Debtor Accounts	$
24	Deferred Revenue, if applicable / Other (Please explain on next page)	$
25	Concentration Limits	$
26	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$

27	Eligible Accounts (#4 minus #26)	$
28	ELIGIBLE AMOUNT OF ACCOUNTS (85% of #27)	$

BALANCES
29	Maximum Loan Amount		$40,000,000
30	Total Funds Available [#29 (or if during a Borrowing Base Period, lesser of #28 or #29)]	$
31	Present balance owing on Line of Credit	$
32	RESERVE POSITION (#30 minus #31)	$

[Continued on following page.]

D-1

Explanatory comments from previous page:

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY
COMMENTS:	Received by:
AUTHORIZED SIGNER
Date:
By:	Verified:
Authorized Signer	AUTHORIZED SIGNER
Date:
Date:	Compliance Status:	Yes	No

D-2

EXHIBIT E

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	MILLENNIAL MEDIA, INC.

The undersigned authorized officer of MILLENNIAL MEDIA, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending                                with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes subject to normal year end audit adjustments and the absence of certain footnotes in the case of the company prepared consolidating balance sheets and income statements.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Quarterly financial statements with Compliance Certificate*	Quarterly within 45 days (or 90 days for Q4)	Yes No
Annual financial statement (CPA Audited) + CC*	FYE within 90 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate A/R & A/P Agings*	Quarterly within 45 days	Yes No
Annual Projections*	FYE within 60 days

*not required if Obligations are less than $10MM and Net Cash Position is greater than $40,000,000

Financial Covenants	Required	Actual	Complies

Maintain on a Quarterly Basis:
Minimum Adjusted Quick Ratio	1.25:1.0	:1.0	Yes No
Minimum EBITDA/Maximum Loss	$ see Section 6.7(b)	$	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

Other Matters

Have there been any amendments of or other changes to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.

Yes	No

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

Millennial Media, Inc.	BANK USE ONLY

Received by:
AUTHORIZED SIGNER

By:	Date:
Name:
Title:	Verified:
AUTHORIZED SIGNER

Date:

	Compliance Status:	Yes	No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.                                        Adjusted Quick Ratio (Section 6.7(a))

Required:                                           1.25:1.00

Actual:

A.	Aggregate value of the unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries (maintained at Bank or subject to Control Agreements)	$
B.	Aggregate value of the net (in respect of credits and discounts) billed accounts receivable of Borrower and its Subsidiaries	$
C.	Quick Assets (the sum of lines A and B)	$
D.	Aggregate value of Obligations to Bank, plus,	$
E.

Without duplication of D above, the aggregate amount of Borrower’s obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, that mature within one (1) year

$
F.	Current Liabilities (the sum of lines D and E)	$
G.	Aggregate value of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue for the current period	$
H.	Adjusted Quick Ratio (line C divided by (line F minus line G))	:1.00

Is line H equal to or greater than 1.25:1:00?

No, not in compliance	Yes, in compliance

II.                                   Minimum EBITDA/Maximum Losses (Section 6.7(b)) (measured as of the end of such quarter on a trailing four quarter basis)

Required:                                           See Section 6.7(b)

Actual:

A.	Net Income/Loss	$

B.	Interest Expense	$

C.	Income Tax Expense	$

D.	Depreciation	$

E.	Amortization	$

F.	One-time acquisition expenses in connection with Nexage Acquisition and any Permitted Acquisition	$

G.	Extraordinary, unusual, or non-recurring charges for such period, with the consent of the Bank	$

H.	Deferred Compensation and stock-based compensation (including earn-outs paid in connection with the Nexage Acquisition or any other Permitted Acquisition not to exceed $1,500,000)	$

I.	Non-Cash Charges (consisting of write-offs for impairment of long lived assets, including goodwill, intangible assets, and fixed assets such as property, plant, and equipment pursuant to GAAP)	$

J.	EBITDA/(Loss) Sum of lines A through I	$

K.	Consolidated Capital Expenditures	$

L.	Sum of Line J minus Line K	$

Is line L equal to or greater than/no more than $        /$(            )?

No, not in compliance	Yes, in compliance

EXHIBIT F

PERMITTED COUNTRIES

Country

Australia

Austria

Brazil

British Virgin Islands

Canada

China

Colombia

Denmark

Finland

France

Germany

Hong Kong

Hungary

Indonesia

Ireland

Israel

Italy

Japan

Lebanon

Luxembourg

Malaysia

Mexico

Netherlands

Philippines

Poland

Portugal

Russia

South Africa

South Korea

Spain

Sweden

Switzerland

Taiwan

Thailand

Turkey

United Arab Emirates

United States

F-1